UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2012

GDT TEK, Inc. (Exact name of registrant as specified in its chapter)

Florida (State or other jurisdiction of incorporation	000-20259 (Commission File Number)	27-0318532 (IRS Employer Identification No.)

8110 Ulmerton Ave. Largo, Florida (Address of principal executive offices)	32803 (Zip Code)

(407) 574-4740 Registrant's telephone number, including area code

__________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

On December 27, 2010, we formed DHS 2 LLC, a Colorado limited liability company (“DHS”), as an independent heat energy company focused solely on the development, financing, construction, ownership and operation of heat energy projects in the United States. We intend our first project to be a Heat to Power (electricity) Conversion Unit (the “HPC Unit”).

We intend to structure and finance DHS through the sale of membership interests in such a manner that qualifies as a “Partnership Flip” transaction where DNS sells a non-controlling ownership interest DHS to investors. We are seeking to raise Five Million $5,000,000 through the sale of 1,000 membership interests representing in the aggregate 95% of the total membership interests in DHS. To date, we have not raised any money through the sale of membership interests. DHS and its investor/members are governed by the terms set forth in the DHS Limited Liability Company Agreement.

Overview of DHS -Flip Structure

DHS is a “single-entity LLC” or “simple partnership” structure which is also referred to by specialists as the “partnership flip” structure. The flip structure entails a private owner (i.e., an owner that is neither a government nor a tax exempt) which directly owns (for tax and legal purposes) the renewable energy plant that is eligible for federal income tax credits and other tax benefits. Under this structure, the entity is required to be taxable as a partnership for federal income tax purposes, because under current federal tax law (unlike the law in some states) federal income tax credits and depreciation tax deductions cannot be sold. Therefore, instead of buying federal income tax benefits, a federal tax credit investor would literally invest, in the form of a contribution to the partnership, investor cash or cash equivalent in exchange for a capital and profits interest in the partnership.

Therefore, as a partner/owner of the underlying partnership property, each partner is allocated their respective share of partnership tax benefits such as income, gain, deductions, loss and tax credits. In the flip structure, there is either a General Partner (GP) or Managing Member that is typically the project sponsor and manager and one or more separate Limited Partners (LP) or “Investor” Members who are primarily motivated to obtain state tax credits (if any) and in most every case, there will be a separate “federal investor” who is primarily motivated to obtain federal tax benefits. Note that one lone investor could choose to take both federal and state benefits.

The GP or project sponsor may be the project developer as well, so these may or may not be separate persons. The sponsor may or may not have the right to earn a developer fee for their efforts as project sponsor and business manager of the project. The lender, if any, is typically an unrelated third-party financial institution.

Project capital costs are therefore covered by a combination of sponsor equity, tax investor (the “tax equity), equity raised from state tax credit investors, state or local grants, rebates, subsidies, etc., sales (including pre-sales) of renewable energy certificates or carbon offsets or heat or power, with the balance of construction sources being typically made up with debt. In some cases however, there may be no project level debt because of the use of so-called “back-leverage.”

Depending on the type of renewable energy project (e.g., heat, wind or solar) and depending on the federal income tax credits involved (e.g., the federal production tax credit (PTC) versus energy investment tax credit (ITC)), the amount of tax equity contributed by the typical institutional investor may comprise up to 65% of the project capital in the case of some wind projects, or 40% in the case of solar or other projects that qualify for the federal energy investment tax credit With an ITC and the partnership structure, the partner receiving the investment tax credit benefits must be a partner in the project entity prior to the project being placed in service for federal income tax purposes.

Also, with an ITC, if the inverted lease structure (see details below) is not used, the depreciation benefits for certain investment tax credit projects are required to be reduced by 50% of the investment tax credit amount.

In a partnership flip transaction, investors often evaluate their investment in terms of a target yield. That yield is compared by the investor to other investments it might make or compared to the percentage of project cost that is expected to be covered by their tax equity investment. This analysis differs from that of an investor in a sale-leaseback transaction (discussed separately below).

If an “investor” compares the financial accounting treatments of an investment in the form of a sale lease back, as compared to an investment in the form of a partnership flip structure, under Generally Accepted Accounting Principles (GAAP), in most cases, the investor in a partnership structure will often realize a more favorable impact on their financial statement than would a lessor in a sale-leaseback structure. This is due in large part to the impact that project level debt typically has on the GAAP treatment. In the case of a sale-leaseback, the lessor’s direct ownership of both the project assets and liabilities, is contrasted with the GAAP treatment of ownership of a partnership interest, where, depending on the renewable energy project (for example, wind versus solar) the tax investor’s equity contribution will cover between 40% and 60% of total project cost and therefore, giving rise to an unfunded balance required to be financed through some combination of debt, sponsor equity, state and local subsidies, or economics.

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Therefore, in many cases, the ability to reduce the amount of liabilities that are required to be shown on the investor’s financial statement has a materially positive impact on the investor, often reflected in the form of reduced liabilities. In many cases, this translates into an improved ability to borrow by the investor and as such, an enhancement to the credit rating of the investor. Moreover, in a partnership flip structure, though they will generally contain any number of indemnification provisions, the indemnifications provided in a partnership structure are generally more limited than in a sale- leaseback structure.

IRS Safe Harbor Provisions

Given the strong language in the Revenue Procedure noting that the IRS will “closely scrutinize” flip projects that do not comply with the Safe Harbor provisions, stakeholders in all future projects, including those already in early stages of development, should take steps to make sure their partnership agreements meet all the Safe Harbor requirements; which requirements are incorporated into the DHS Limited Liability Agreement

The partnership flip model structure and agreement must comply with each of the following requirements:

•	Developer’s Minimum Interest. Developers must maintain a minimum partnership interest of at least 1 percent of the income, gain, loss deductions, and tax credits at all times. The ruling does not require the Developer to contribute at least 1 percent of the capital to the company.
•	Investor’s Minimum Interest. In addition, Investors must maintain a minimum partnership interest equal to at least 5 percent of the Investor’s percentage of partnership interest in the year in which the Investor’s percentage of partnership interest is the largest. For example, an equity investor owning 99 percent during the front end of a project must be allocated at least 5 percent of the partnership income, gain, loss deductions, and tax credits after the flip.
•	Investor’s Minimum Investment. The Investor is required to make and maintain a minimum investment of at least 20 percent of the sum of the fixed capital contributions and reasonably anticipated contingent capital contributions on or before the later of these two dates: (a) when the Heat to Power (electricity) Conversion Unit project achieves commercial operation or (b) when the Investor acquires its membership interest. The Investor cannot be protected against loss of any portion of its minimum investment by the Developer, other investors, the turbine supplier, or a power purchaser.
•	Purchase Rights. The Developer, Investor, or any related party may not be given a right to purchase any property in the Heat to Power (electricity) Conversion farm or interest in the partnership for less than fair market value at the time the option is exercised. In determining fair market value, the parties may consider (a) contracts entered into in the ordinary course of the Heat to Power (electricity) Conversion Unit project’s business and negotiated at arm’s length with a party not related to the Project Company or the Investor and (b) a long-term power purchase agreement, if it was entered into with a party unrelated to the Project Company.
•	Five-Year Requirement. A Developer or related party may not be given the right to purchase the Heat to Power (electricity) Conversion Unit farm or an interest in the partnership earlier than five years after the Heat to Power (electricity) Conversion Unit project’s commercial operation date.
•	Put Rights. The Project Company may not have contractual rights to cause any party to purchase the project or any of its assets, except electricity from the company. In addition, the Investor may not have a contractual right to cause any party to purchase its partnership interest.
•	No Guarantee of PTCs. No person may guarantee the Investor the right to any allocation of PTCs.
•	Risks Related to Heat to Power (electricity) Resource. The Project Company must bear the risk that the Heat to Power (electricity) Conversion Unit resource is not as great as anticipated. This requirement does not prohibit a weather-derivative contract with an insurance company as long as the Investor or Project Company directly pays a premium for the contract. Similarly, a long-term power purchase agreement with an unrelated party is allowed. However, a take-or-pay contract between related parties is strictly prohibited. In take-or-pay contracts, the buyer pays for the electricity regardless of whether the electricity is delivered.
•	No Loans. The Developer or a related party may not lend any Investor funds to acquire any part of the Investor’s interest in the Project Company or guarantee indebtedness incurred in connection with the acquisition of the Investor’s interest in the Project Company.
•	Allocation of the PTC. The PTCs must be allocated in a manner that complies with Code §1.704-1(b)(4)(ii). This means the PTCs must be allocated in the same manner as sales of electricity from the Heat to Power (electricity) Conversion Unit farm.
•	Separate Activity for Purpose of §469. Under the passive activity loss rules, each Heat to Power (electricity) Conversion Unit will be treated as a separate activity and may only be grouped with other qualifying Heat to Power (electricity) Conversion Unit facilities. Thus, as a general rule, only entities subject to §469, not individuals, will be able to offset non-project income with the PTCs.

As shown in the examples the Revenue Procedure provides, these requirements allow a traditional flip model that allocates 99 percent of the interest in the partnership to the Investor in the first ten years. They also allow cash to be allocated differently than income. However, the IRS will closely scrutinize an agreement that allocates less than 1 percent of the interest in the partnership to the Developer. In addition, if the Investor was allocated a 99 percent interest in the first ten years of the project, after the project has reached its flip date, the Investor must retain at least a 5 percent ongoing interest in the project’s income and losses.

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Item 9.01 – Financial Statements and Exhibits

10.1 DHS 2 LLC Limited Liability Company Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 18, 2012	GDT TEK , INC.
/s/Bo Linton
By: Bo Linton
Its: President and Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

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